Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES SECOND QUARTER 2017 RESULTS

Reports net sales of $393 million and billings of $395 million

Reaffirms full-year 2017 outlook

BOSTON – August 3, 2017 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the second quarter ended June 30, 2017.

Financial Highlights:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions of dollars)	2017	2016	Change	2017	2016	Change
Net sales	$393	$392	0.3%	$615	$598	2.9%
Billings	395	413	(4.2)%	579	580	(0.2)%
Net loss	(47)	(28)	(65.1)%	(168)	(194)	13.4%
Adjusted EBITDA	73	75	(3.3)%	49	34	42.8%
Pre-publication or content development costs	(29)	(32)	9.3%	(57)	(65)	12.2%
Net cash used in operating activities	(44)	(56)	20.9%	(140)	(169)	16.9%
Free cash flow	(83)	(120)	30.8%	(224)	(290)	22.8%

“As we head into the third quarter, which is historically the busiest quarter in HMH’s selling season, we are encouraged by our results for the first half of 2017,” said Jack Lynch, Chief Executive Officer of HMH. “We experienced strong net sales and billings growth within the extensions of our core Basal business, which are comprised of intervention, professional learning, and supplemental products and services, and we took important steps to reduce our fixed cost base and improve our operating efficiency.”

Joe Abbott, Chief Financial Officer of HMH added, “We remain on track to deliver against the targets we set at the start of the year and continue to progress our next generation program and platform development in advance of the large new adoption opportunities we anticipate in 2018 and 2019.”

Second Quarter 2017 Financial Results:

Net Sales and Billings: Sales for the second quarter were $393 million, up 0.3% or $1 million, year over year. The net sales increase was driven by a $4 million increase in our Trade Publishing segment, partially offset by a $3 million decrease in our Education Segment. Within our Trade business, the increase was due to frontlist releases Papi and the latest edition to the Tolkien anthology Beren and Luthien, stronger eBooks, such as Handmaid’s Tale, and backlist print title sales. Within our Education Segment, which includes our Basal business and our Extension businesses, the decline in year over year net sales was attributed to our Basal business, which declined by $27 million from $214 million in 2016 to $187 million. The primary drivers of the decrease on our Basal business, which includes international sales, were lower net sales of Basal math programs across adoption and open territory states and lower net sales from our international business, primarily due to a large Department of Defense order in the prior year not repeating in 2017. Partially offsetting the decrease in our Basal business were higher net sales of our Extension businesses, which primarily consists of Heinemann, intervention, supplemental and assessment products as well as professional services. Extensions for the quarter increased $25 million from $139 million in 2016 to $164 million. The primary drivers of the increase in our Extensions were higher intervention sales primarily due to Read 180 Universal and an increase in our Heinemann business net sales driven primarily by our Classroom Libraries offering. Billings for the second quarter of 2017 were $395 million, down 4% or $18 million compared with $413 million for the same period in 2016.

Cost of Sales: Overall cost of sales decreased 1% or $3 million to $216 million in the second quarter of 2017 from $219 million in the same period of 2016, primarily due to a $5 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, increased $2 million, as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales increased to 44.7% from 44.2% due to a product mix carrying higher costs.

Selling and Administrative Costs: Selling and administrative costs decreased $18 million from $184 million in the second quarter of 2016 to $166 million for the same period in 2017, primarily due to a $10.0 million legal settlement in the prior period for permissions litigation. Further, there was reduction of internal and outside labor related costs of $11 million and lower travel and entertainment expenses of $3 million, all due to actions taken under the 2017 Restructuring Plan. The decrease was partially offset by $7 million of higher incentive compensation, primarily higher commission expense due to greater sales quota achievement levels than in the prior year.

Operating Loss: Operating loss for the second quarter of 2017 was $31 million, $10 million higher than the $21 million operating loss recorded in the same period of 2016 due to a $33 million charge associated with the 2017 Restructuring Plan partially offset by the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: Net loss of $47 million in the second quarter of 2017 was $18 million, or 65%, higher compared to a net loss of $28 million in the same quarter of 2016, due primarily to the same factors impacting operating loss and by an unfavorable change in our income tax expense of $9 million, from an income tax benefit of $3 million for the same period in 2016 to an income tax expense of $6 million in 2017, primarily related to a change to our estimated annual effective tax rate during the prior year period. Further, interest expense increased by $1 million primarily due to net settlement payments on our interest rate derivatives during the current period offset by a favorable change in the fair value of derivative instruments.

Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2017 was $73 million, a decrease of $2 million from $75 million in the same quarter of 2016, primarily due to higher cost of sales, excluding publishing rights and pre-publication amortization, partially offset by higher net sales.

Six Months Ended June 30, 2017 Financial Results:

Net Sales and Billings: Net sales for the six months ended June 30, 2017 increased $17 million, or 3%, from $598 million for the same period in 2016 to $615 million. The net sales increase was driven by a $9 million increase in our Trade Publishing segment and an $8 million increase in our Education Segment. Within our Trade business, the increase was primarily due to sales of the Whole30 series, Tools of Titans and Papi, stronger eBook sales, such as Handmaid’s Tale, and backlist print title sales. Within our Education Segment, the increase was primarily due to greater sales of our Extension businesses, which primarily consists of Heinemann, intervention, supplemental and assessment products as well as professional services. Extensions for the six-month period increased $29 million from $250 million in the 2016 period to $279 million. The primary drivers of the increase in our Extensions were higher intervention sales, primarily due to Read 180 Universal, and an increase in Heinemann net sales driven primarily by our Classroom Libraries offering. Partially offsetting the increase in our Extension net sales were lower Basal sales, which declined by $21 million from $278 million in the 2016 period to $257 million. The primary drivers behind the decrease were lower net sales of Basal math programs across adoption and open territory states and lower sales from our international business, primarily due to a large Department of Defense order in the prior year not repeating in 2017. Partially offsetting the decrease in Basal net sales was a $5.0 million one-time fee recognized in association with the expiration of a distribution agreement in 2017. Billings for the six months ended June 30, 2017 were $579 million, essentially flat compared with $580 million for the same period in 2016.

Cost of Sales: Overall cost of sales decreased 2% or $6 million to $365 million in the first half of 2017 from $371 million in the same period of 2016, primarily due to a $10 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, increased $4 million of which $8 million is attributed to higher sales volume partially offset by $4 million of lower costs as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales decreased to 46.1% from 46.7% due to a product mix of increased Trade eBook sales along with a $5 million one-time fee associated with a distribution agreement that did not carry any cost of sales.

Selling and Administrative Costs:

Selling and administrative costs decreased $31 million primarily due to a reduction in marketing and advertising costs of $5 million, lower professional fees of $20 million (of which $10 million relates to legal settlement costs for permissions litigation during the prior period coupled with a $5 million for an insurance reimbursement during the current period), a reduction of internal and outside labor related costs of $6 million, and lower travel and entertainment expenses of $7 million, all largely due to actions taken under the 2017 Restructuring Plan. Additionally, samples and depository fees were $5 million lower in the period. The decrease was partially offset by $8 million of higher incentive compensation, primarily commissions due to greater sales quota achievement levels, $3 million of higher office lease cost due to the expiration of favorable office leases and $3 million of higher depreciation as a result of our increased investment in business systems, technology platforms and infrastructure.

Operating Loss: Operating loss for the six months ended June 30, 2017 were $127 million, $16 million lower than the $143 million for the same period in 2016 primarily due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs partially offset by the 2017 Restructuring Plan.

Net Loss: Net loss of $168 million in the first half of 2017 was $26 million, or 13%, better compared to a net loss of $194 million in the same quarter of 2016, due primarily to the same factors impacting operating loss and by a favorable change in our income tax expense of $11 million, from an income tax expense of $32 million for the same period in 2016 to an income tax expense of $21 million in 2017, primarily related to a lower estimated annual effective tax rate during the current year period. Further, interest expense increased by $2 million primarily due to net settlement payments on our interest rate derivatives during the current period offset by a favorable change in the fair value of derivative instruments.

Adjusted EBITDA: Adjusted EBITDA for the first half of 2017 was $49 million, an increase of $15 million from $34 million in the same period of 2016, primarily due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Cash Flow: Net cash used in operating activities for the six months ended June 30, 2017 was $140 million compared with $169 million for the same period in 2016. The $29 million decrease in cash used in operating activities from 2016 to 2017 was primarily driven by more profitable operations, net of non-cash items, of $18 million, and by favorable net changes in operating assets and liabilities of $10 million. As of June 30, 2017, HMH had $79 million of cash and cash equivalents and short-term investments compared to $307 million at December 31, 2016. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the six months ended June 30, 2017 was a usage of $224 million compared with a usage of $290 million for the same period in 2016.

Corporate Initiatives: HMH continues to implement its ongoing initiatives to improve the Company’s operational efficiency and right-size its cost structure. Organizational design changes, aimed at reducing complexity in the organization, were largely completed by May 2017, and HMH expects to substantially complete the remaining planned actions by the end of 2018. The identified initiatives are expected to result in approximately $70 to $80 million in annualized cost savings by the end of 2018 and will result in total charges of $41 to $45 million, of which $32 to $36 million will be cash charges.

Reaffirmed Full Year 2017 Outlook:

HMH continues to expect 2017 net sales to be in a range of $1.325 to $1.405 billion and billings to be in the range of $1.375 to $1.455 billion. Expectations for content development spend for 2017 continues to be in the range of $140 to $160 million, with total capital expenditure including non-plate capital expenditures continuing to be in the range of $190 to $220 million.

Conference Call:

At 8:30 a.m. EST on Thursday, August 3, 2017, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 53427462

Moderator: Brian Shipman

Webcast Link: http://edge.media-server.com/m/p/6uetwxyh

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until August 11, 2017 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 53427462.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2017; prospects; growth; markets; strategies, including with respect to investing in our core basal business and the extension businesses thereof; efficiency and cost savings initiatives, including actions thereunder and expected impact; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; the commitments and decisions of our new CEO; the timing and results of our efficiency and cost-savings initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$78,735	$226,102
Short-term investments	—	80,841
Accounts receivable, net	304,301	216,006
Inventories	197,903	162,415
Prepaid expenses and other assets	26,147	20,356

Total current assets	607,086	705,720
Property, plant, and equipment, net	157,083	175,202
Pre-publication costs, net	317,336	314,784
Royalty advances to authors, net	48,965	43,977
Goodwill	783,073	783,073
Other intangible assets, net	645,180	685,649
Deferred income taxes	3,458	3,458
Other assets	21,813	19,608

Total assets	$2,583,994	$2,731,471

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	91,953	76,181
Royalties payable	69,389	72,233
Salaries, wages, and commissions payable	43,931	41,289
Deferred revenue	242,793	272,828
Interest payable	110	193
Severance and other charges	15,854	8,863
Accrued postretirement benefits	1,928	1,928
Other liabilities	38,219	23,635

Total current liabilities	512,177	505,150
Long-term debt, net of discount and issuance costs	762,466	764,738
Long-term deferred revenue	431,151	436,627
Accrued pension benefits	27,451	28,956
Accrued postretirement benefits	20,616	22,084
Deferred income taxes	90,409	71,381
Other liabilities	20,879	22,495

Total liabilities	1,865,149	1,851,431

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,836,621 and 147,556,804 shares issued at June 30, 2017 and December 31, 2016, respectively; 123,259,587 and 122,979,770 shares outstanding at June 30, 2017 and December 31, 2016, respectively	1,478	1,475
Treasury stock, 24,577,034 shares as of June 30, 2017 and December 31, 2016, respectively, at cost (related parties of $193,493 at 2017 and 2016)	(518,030)	(518,030)
Capital in excess of par value	4,873,638	4,868,230
Accumulated deficit	(3,585,865)	(3,418,340)
Accumulated other comprehensive loss	(52,376)	(53,295)

Total stockholders’ equity	718,845	880,040

Total liabilities and stockholders’ equity	$2,583,994	$2,731,471

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except share and per share information)	2017	2016	2017	2016
Net sales	$393,051	$392,042	$614,968	$597,858
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	175,693	173,466	283,229	278,984
Publishing rights amortization	10,867	14,413	24,265	32,206
Pre-publication amortization	29,758	31,315	57,335	59,596

Cost of sales	216,318	219,194	364,829	370,786
Selling and administrative	166,165	184,479	322,517	353,154
Other intangible asset amortization	8,128	5,968	16,204	12,144
Restructuring	33,393	—	37,268	—
Severance and other charges	213	3,553	1,419	5,130

Operating loss	(31,166)	(21,152)	(127,269)	(143,356)

Other income (expense)
Interest expense	(10,432)	(9,402)	(20,640)	(18,735)
Change in fair value of derivative instruments	851	(619)	896	165

Loss before taxes	(40,747)	(31,173)	(147,013)	(161,926)
Income tax expense (benefit)	6,120	(2,782)	20,512	31,613

Net loss	$(46,867)	$(28,391)	$(167,525)	$(193,539)

Net loss per share attributable to common stockholders
Basic	$(0.38)	$(0.23)	$(1.36)	$(1.58)

Diluted	$(0.38)	$(0.23)	$(1.36)	$(1.58)

Weighted average shares outstanding
Basic	122,919,853	122,143,971	122,849,127	122,520,786

Diluted	122,919,853	122,143,971	122,849,127	122,520,786

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands of dollars)	2017	2016
Cash flows from operating activities
Net loss	$(167,525)	$(193,539)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	136,188	141,680
Amortization of debt discount and deferred financing costs	2,090	2,090
Deferred income taxes	19,028	29,252
Stock-based compensation expense	5,475	6,673
Restructuring charges related to property, plant, and equipment	10,035	—
Change in fair value of derivative instruments	(896)	(165)
Changes in operating assets and liabilities
Accounts receivable	(88,295)	(91,073)
Inventories	(35,488)	(47,478)
Other assets	(7,997)	(9,800)
Accounts payable and accrued expenses	11,505	12,137
Royalties payable and author advances, net	(7,832)	(3,422)
Deferred revenue	(35,511)	(17,365)
Interest payable	(83)	—
Severance and other charges	9,859	328
Accrued pension and postretirement benefits	(2,973)	(3,014)
Other liabilities	12,218	4,919

Net cash used in operating activities	(140,202)	(168,777)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	80,690	197,724
Additions to pre-publication costs	(57,294)	(65,232)
Additions to property, plant, and equipment	(26,534)	(56,238)

Net cash (used in) provided by investing activities	(3,138)	76,254

Cash flows from financing activities
Payments of long-term debt	(4,000)	(4,000)
Repurchases of common stock	—	(51,018)
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,434)	(1,039)
Proceeds from stock option exercises	512	11,220
Issuance of common stock under employee stock purchase plan	895	1,113

Net cash used in financing activities	(4,027)	(43,724)

Net decrease in cash and cash equivalents	(147,367)	(136,247)
Cash and cash equivalent at the beginning of the period	226,102	234,257

Cash and cash equivalent at the end of the period	$78,735	$98,010

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(46,867)	$(28,391)	$(167,525)	$(193,539)
Interest expense	10,432	9,402	20,640	18,735
Provision (benefit) for income taxes	6,120	(2,782)	20,512	31,613
Depreciation expense	19,115	19,390	38,385	37,734
Amortization expense	48,753	51,696	97,804	103,946
Non-cash charges—stock compensation	2,931	3,670	5,475	6,673
Non-cash charges—(gain) loss on derivative instrument	(851)	619	(896)	(165)
Purchase accounting adjustments	—	1,236	—	3,088
Fees, expenses or charges for equity offerings, debt or acquisitions	(288)	812	277	979
2017 Restructuring Plan	33,393	—	37,268	—
Restructuring/Integration	—	6,198	—	10,014
Severance, separation costs and facility closures	213	3,553	1,419	5,130
Legal settlement	—	10,000	(4,500)	10,000

Adjusted EBITDA	$72,951	$75,403	$48,859	$34,208

Free Cash Flow

Consolidated

(in thousands of dollars)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net cash used in operating activities	$(140,202)	$(168,777)
Cash flows from investing activities
Additions to pre-publication costs	(57,294)	(65,232)
Additions to property, plant, and equipment	(26,534)	(56,238)

Free Cash Flow	$(224,030)	$(290,247)

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings

Consolidated

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars)	2017	2016	2017	2016
Net sales	$393,051	$392,042	$614,968	$597,858
Change in deferred revenue	2,393	20,616	(35,511)	(17,365)

Billings	$395,444	$412,658	$579,457	$580,493

Billings is an operating measure utilized by the company derived as shown above.